EXHIBIT 99.1

Clearfield Reports Fiscal Second Quarter 2019 Results

Year-over-Year Revenue Increase of 13%, Backlog Up 17%

MINNEAPOLIS, April 25, 2019 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communications providers, reported results for the fiscal second quarter ended March 31, 2019.

Fiscal Q2 2019 Financial Summary
(in millions except per share data and percentages)	Q2 2019	vs. Q2 2018	Change
Revenue	$19.1	$16.8	$2.3

Gross Profit ($)	$7.0	$6.8	$0.2
Gross Profit (%)	36.8%	40.3%	-3.5%

Income (Loss) from Operations	$0.3	$(0.5)	$0.8
Income Tax Expense (Benefit)	$0.1	$(0.1)	$0.2

Net Income (Loss)	$0.4	$(0.3)	$0.7
Net Income (Loss) per Diluted Share	$0.02	$(0.02)	$0.04

Fiscal Q2 YTD 2019 Financial Summary
(in millions except per share data and percentages)	2019 YTD	vs. 2018 YTD	Change
Revenue	$39.2	$33.7	$5.5

Gross Profit ($)	$15.0	$13.9	$1.1
Gross Profit (%)	38.2%	41.2%	-3.0%

Income from Operations	$1.5	$0.1	$1.4
Income Tax Expense (Benefit)	$0.4	$(0.3)	$0.7

Net Income	$1.4	$0.6	$0.8
Net Income per Diluted Share	$0.10	$0.05	$0.05

Management Commentary
“Growth across each of our five key markets, particularly in faster-growing applications such as wireless connectivity, business class services, and multi-dwelling unit deployments continued to drive another strong quarter for Clearfield, with second quarter revenue up 13% year-over-year to $19.1 million,” said Clearfield CEO, Cheri Beranek. “Further, bookings outpaced revenue with an $800,000, or 17%, year-over-year increase in backlog creating a strong base upon which to execute for fiscal Q3 2019.

“In terms of our market progress, we continued to maintain traction in our Community Broadband business. Within the National Carrier market, new material codes were granted for our FieldSmart fiber management solutions, which are now approved to ship to two of the top three Tier 1 carriers. We also continued to ship FieldShield to all three of the Tier 1 carriers, while helping our MSO customers more cost-effectively deploy their business class services. Our international business, in particular, recorded one of the strongest revenue quarters in our history, as we experienced a healthy rebound in key Latin American markets.

“Gross profit was negatively impacted by tariff costs of approximately $330,000, representing 170 basis points, or 1.7%, impact on our gross margins. Suppliers who were previously absorbing these extra costs are now passing on these costs onto us. We are aggressively qualifying alternative components and re-evaluating elements of our supply chain to attempt to negate the consequences of this government action. While it is uncertain how long these tariff mandates will continue, we are working aggressively to reduce our costs elsewhere and remain confident at this point in maintaining our gross margin forecast for the year.

“In addition, our profitability was effected by a one-time $210,000 bad debt expense charge as a result of one of our customers recently announcing that they had entered Chapter 11 bankruptcy. We continue to work closely with this customer. There is a possibility that some portion of this amount may be recovered in the future.

“Overall, fiscal Q2 2019 represented another solid step in our ‘Coming of Age’ plan, while positioning Clearfield closer toward the growth opportunities that can serve as a true inflection point in our business. Along with our acquired active cabinets, we’re also receiving strong interest for our new FieldSmart Active Cabinet line, which we launched in February of this year. This new cabinet is based upon the acquired cabinet architecture, but includes a few important enhancements, including a much higher fiber count which will be necessary in the densification of next generation networks.  We’re not only adding revenue from these new product additions, but gaining visibility into future product requirements, developing dialogue with the integrators that are building the systems, and positioning ourselves earlier in the 5G sales cycle. Ultimately, we believe this will allow for more disruptive growth over the mid to long-term.”

Fiscal Q2 2019 Financial Results
Revenue for the second quarter of fiscal 2019 increased 13% to $19.1 million from $16.8 million in the same year-ago quarter. The increase was primarily due to sales from the Company’s acquired active cabinet line, which increased approximately $1.1 million when compared to the second quarter of fiscal 2018, as well as increased sales of the Company’s traditional products.

Gross profit increased 4% to $7.0 million, or 36.8% of revenue, from $6.8 million, or 40.3% of revenue, in the fiscal second quarter of 2018. The increase in gross profit was due to increased sales volume. The decrease in gross profit percent was primarily due to the integration of the Company’s acquired active cabinet line into its manufacturing processes and incremental product costs of approximately $330,000 associated with government tariff charges.

Operating expenses were $6.7 million, a decrease of 8% compared to $7.3 million in the same year-ago quarter. The decrease in the second quarter consists primarily of a decrease of $1.4 million in legal expenses, mainly due to the settlement of a patent infringement lawsuit that occurred during the second quarter of fiscal 2018. This was somewhat offset by an increase of $490,000 in compensation costs due primarily to additional sales and engineering personnel and $210,000 in bad debt expense associated with the Chapter 11 bankruptcy filing of one of the Company’s customers.

Income from operations was $297,000 in the second quarter of fiscal 2019, in comparison to a loss from operations of $526,000 in the same year-ago quarter. Income tax expense increased from a benefit of $101,000 in the second quarter of 2018 to an expense of $99,000 in the second quarter of fiscal 2019. In the second quarter of fiscal 2019, net income was $368,000, or $0.02 per diluted share, in comparison to a net loss of $305,000, or a loss of $0.02 per diluted share, in the same year-ago quarter.

During the quarter ended March 31, 2019, cash, cash equivalents and investments increased to $43.5 million from $42.1 million at the end of the prior quarter. The Company had no debt at quarter end.

Order backlog (defined as purchase orders received but not yet fulfilled) at March 31, 2019 increased 30% to $5.7 million from $4.4 million at December 31, 2018, and increased 17% from $4.9 million at March 31, 2018.

Fiscal Six Month 2019 Financial Results
Revenue increased 16% to $39.2 million for the six month period ending March 31, 2019 from $33.7 million during the same period in fiscal 2018.

Gross profit was $15.0 million, or 38.2% of revenue, for the six month period ending March 31, 2019, an increase of 8% from $13.9 million, or 41.2% of revenue, during the same period in fiscal 2018.

Operating expenses decreased 2% to $13.5 million for the six month period ending March 31, 2019 from $13.8 million during the same period in fiscal 2018.

Income from operations totaled $1.5 million for the six month period ending March 31, 2019 compared to $119,000 during the same period in fiscal 2018.

Income tax expense was $395,000 for the six month period ending March 31, 2019 as compared to an income tax benefit of $304,000 during the same period in fiscal 2018. Net income totaled $1.4 million, or $0.10 per diluted share, for the six month period ending March 31, 2019, an increase from $638,000, or $0.05 per diluted share, during the same period in fiscal 2018.

Fiscal 2019 Financial Outlook
Clearfield reiterates its revenue guidance for fiscal 2019 of between $83 million and $87 million. The Company also reiterates its guidance for gross profit as a percentage of total revenue to range between 37% and 38%, with some variability on a quarter-to-quarter basis. In addition, Clearfield reiterates its guidance for operating expenses of between 31% and 33% of total revenue, and net income as a percentage of revenue of between 3% and 5%.

Conference Call
Clearfield management will hold a conference call today, April 25, 2019 at 5:00 p.m. Eastern Daylight Time (4:00 p.m. Central Daylight Time) to discuss these results and provide an update on business conditions.

Clearfield’s President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question and answer period.

Date: Thursday, April 25, 2019
Time: 5:00 p.m. Eastern time (4:00 p.m. Central time)
U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263

The conference call will be webcast live and available for replay here.

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 9, 2019.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13689484

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s future revenue and operating performance, integration of the acquired active cabinet line, trends in and growth of the FTTx markets, market segments or customer purchases, effectiveness of the Company’s sales and marketing strategies and organization, utilization of manufacturing capacity, and the development and marketing of products. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; we must successfully integrate the acquired active cabinet line in order to obtain the anticipated financial results and customer synergies within the timeframes expected; our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock; our success depends upon adequate protection of our patent and intellectual property rights; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers or significant decline in business with these major customers would adversely affect us; our planned implementation of information technology systems could result in significant disruptions to our operations; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent upon key personnel; we face risks associated with expanding our sales outside of the United States; our results of operations could be adversely affected by economic conditions and the effects of these conditions on our customers’ businesses; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2018 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA
Liolios Group, Inc.
949-574-3860
CLFD@liolios.com

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2019	2018	2019	2018

Revenues	$19,084,365	$16,830,895	$39,173,515	$33,697,779

Cost of sales	12,059,122	10,051,061	24,201,574	19,809,538

Gross profit	7,025,243	6,779,834	14,971,941	13,888,241

Operating expenses
Selling, general and administrative	6,727,744	7,305,589	13,503,619	13,769,560
Income (loss) from operations	297,499	(525,755)	1,468,322	118,681

Interest income	169,443	119,379	304,580	215,101
Income (loss) before income taxes	466,942	(406,376)	1,772,902	333,782

Income tax expense (benefit)	99,000	(101,000)	395,000	(304,000)

Net income (loss)	$367,942	$(305,376)	$1,377,902	$637,782

Net income (loss) per share:
Basic	$0.02	$(0.02)	$0.10	$0.05
Diluted	$0.02	$(0.02)	$0.10	$0.05

Weighted average shares outstanding:
Basic	13,422,222	13,450,482	13,411,183	13,447,178
Diluted	13,450,212	13,450,482	13,425,178	13,494,433

CLEARFIELD, INC.
CONDENSED BALANCED SHEETS

	(Unaudited) March 31, 2019	(Audited) September 30, 2018
Assets
Current Assets
Cash and cash equivalents	$7,905,627	$8,547,777
Short-term investments	17,048,473	8,930,225
Accounts receivable, net	8,987,992	12,821,258
Inventories, net	8,273,522	10,050,135
Other current assets	1,253,635	742,136
Total current assets	43,469,249	41,091,531

Property, plant and equipment, net	4,412,001	4,744,584

Other Assets
Long-term investments	18,574,000	17,974,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	5,302,721	5,482,555
Other	202,516	227,461
Total other assets	28,787,748	28,392,527
Total Assets	$76,668,998	$74,228,642

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$2,352,411	$2,363,380
Accrued compensation	2,419,704	2,048,904
Accrued expenses	39,195	568,507
Total current liabilities	4,811,310	4,980,791

Other Liabilities
Deferred taxes – long-term	104,935	104,935
Deferred rent	258,497	268,040
Total other liabilities	363,432	372,975
Total Liabilities	5,174,742	5,353,766
Commitment and contingencies
Shareholders’ Equity
Common stock	136,684	136,466
Additional paid-in capital	56,725,019	55,483,759
Retained earnings	14,632,553	13,254,651
Total Shareholders’ Equity	71,494,256	68,874,876
Total Liabilities and Shareholders’ Equity	$76,668,998	$74,228,642

CLEARFIELD, INC.
CONDENSED STATEMENT OF CASH FLOWS
UNAUDITED

	Six Months Ended March 31,	Six Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income	$1,377,902	$637,782
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,064,024	989,912
Change in allowance for doubtful accounts	210,000	-
Amortization of discount on investments	(15,855)	-
Deferred income taxes	-	(384,000)
Loss on disposal of assets	-	1,594
Stock-based compensation expense	1,102,190	969,081
Changes in operating assets and liabilities, net of business acquisition:
Accounts receivable	3,623,266	78,265
Inventories, net	1,776,613	354,984
Other current assets	(486,554)	(71,117)
Accounts payable, accrued expenses and deferred rent	(179,024)	(313,921)
Net cash provided by operating activities	8,472,562	2,262,580

Cash flows from investing activities:
Business acquisition	-	(10,350,000)
Purchases of property, plant and equipment and intangible assets	(551,607)	(516,341)
Purchase of investments	(12,274,393)	(4,181,075)
Proceeds from maturity of investments	3,572,000	3,469,000
Net cash used in investing activities	(9,254,000)	(11,578,416)

Cash flows from financing activities:
Repurchases of common stock	-	(236,024)
Proceeds from issuance of common stock under employee stock purchase plan	145,940	148,259
Proceeds from issuance of common stock	24	17,949
Tax withholding related to vesting of restricted stock grants	(6,676)	(9,262)
Net cash provided (used in) by financing activities	139,288	(79,078)
Decrease in cash and cash equivalents	(642,150)	(9,394,914)
Cash and cash equivalents at beginning of period	8,547,777	18,536,111
Cash and cash equivalents at end of period	$7,905,627	$9,141,197

Supplemental cash flow information
Cash paid during the year for income taxes	$1,051,716	$23,987

Non-cash financing activities
Cashless exercise of stock options	$17,390	$5,782